Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT (“Agreement”), made as of September 9, 2014, and to have an effective date with respect to the Fund (as defined below) on or about October 17, 2014 or on a date that is mutually agreed upon in writing by the parties hereto, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and HIMCO Variable Insurance Trust, a business trust organized and existing under the laws of Delaware Fund (the “Fund”).

WHEREAS, the Fund is an open-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, the Fund desires on behalf of the Portfolios to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      TERMS OF APPOINTMENT

1.1                               Appointment.  Subject to the terms and conditions set forth in this Agreement, the Fund on behalf of the Portfolios hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Portfolio’s authorized and issued Shares, dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of each of the respective Portfolios of the Fund and set out in the currently effective prospectus and Statement of Additional Information of the Fund and each Portfolio (collectively, the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2                               Transfer Agency Services.  In accordance with procedures established from time to time by agreement between the Fund, on behalf of each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)                                     receive orders for the purchase of Shares from the Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of a Portfolio as identified by the Fund (the “Custodian”);

(ii)                                  pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)                               receive redemption requests and redemption directions from the Fund and deliver the appropriate documentation thereof to the Custodian;

(iv)                              with respect to the transactions in items (i) and (iii) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

(v)                                 at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)                              process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Fund;

(vii)                           process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Fund;

(viii)                        process and transmit payments for any dividends and distributions declared by the Fund on behalf of the applicable Portfolio; and

(ix)                              record the issuance of Shares of the applicable Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Portfolio.

1.3                               Additional Services.  In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)                                     Other Customary Services.  Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to:  maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder reports to current Shareholders, maintaining on behalf of the Portfolios such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(ii)                                  State Transaction (“Blue Sky”) Reporting.  The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)                               Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”).  If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTCC or NSCC (acting on behalf of its members and bank participants).

(iv)                              Performance of Certain Services by the Fund or Affiliates or Agents.  New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent.  If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Fund or its agent may perform these services on the Fund’s or a Portfolio’s behalf.

1.4                               Authorized Persons.  The Fund, on behalf of each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem the Shares.  The Fund, on behalf each Portfolio, agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5                               Anti-Money Laundering and Client Screening.  With respect to the Fund’s or any Portfolio’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund or its delegate shall, directly or indirectly and to the extent required by law:  (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s Portfolios used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations.  In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6                               Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.                                      FEES AND EXPENSES

2.1                               Fee Schedule.  For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1                               It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2                               It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3                               It has the requisite power and authority under applicable law and by its organizational documents to carry on its business in The Commonwealth of Massachusetts and enter into this Agreement.

3.4                               All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5                               No legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

3.6                               Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND ON BEHALF OF THE PORTFOLIOS

The Fund on behalf of the Portfolios represents and warrants to the Transfer Agent that:

4.1                               It is organized and validly existing in good standing in its jurisdiction of organization.

4.2                               It has the requisite power and authority under applicable law and by its Governing Documents (as defined in Section 8.1 below) to enter into and perform this Agreement.

4.3                               All requisite proceedings have been or will be taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement.

4.4                               Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

4.5                               No legal or administrative proceedings have been instituted or threatened which would materially impair the Fund’s ability to perform its duties and obligations under this Agreement.

4.6                               It is an open-end management investment company properly registered under the 1940 Act.

4.7                               A Registration Statement has been filed by the Fund on behalf of each Portfolio and it will be effective and remain effective during the term of this Agreement.  The Fund also warrants to the Transfer Agent that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which each Portfolio offers or sells its Shares of beneficial interest (“Shares”) have been or will be made.

4.8                               As of the close of business on the date of this Agreement, each Portfolio is authorized to issue unlimited Shares.

5.                                      DATA ACCESS SERVICES

5.1                               The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party.  In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund.  The Fund, on behalf of itself and the Portfolios, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its officers and trustees, on behalf of the Portfolios and their agents, to:

(i)                                     use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)                                  refrain from copying or duplicating in any way the Proprietary Information, except for internal recordkeeping purposes;

(iii)                               refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)                              refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)                                 allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)                              honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2                               Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3                               If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4                               If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5                               Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.  The obligations of this Section shall survive any earlier termination of this Agreement.

6.              STANDARD OF CARE / LIMITATION OF LIABILITY

6.1                               Standard of Care.  In performing the services hereunder, the Transfer Agent shall act without negligence, bad faith, willful misconduct or fraud and with the reasonable care, prudence, diligence and skill that may be reasonably expected of a leading provider of transfer agency services in carrying out all of its duties and obligations under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2                               Limitation of Liability.  In any event, except as otherwise agreed to in writing by the parties hereto, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis.  Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages (including, without limitation, reasonable attorneys’ fees); provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

7.                                      INDEMNIFICATION

7.1                               The Transfer Agent shall not be responsible for, and the Fund on behalf of itself and each Portfolio shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)                                     except as may arise from the Transfer Agent’s failure to exercise its standard of care, all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement;

(ii)                                  the Fund’s breach of any representation, warranty or covenant of the Fund hereunder;

(iii)                               the Fund’s lack of good faith, negligence or willful misconduct;

(iv)                              reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or subcontractors or their officers or employees; (c) subject to Section 7.2 below, any instructions or opinions of legal counsel to the Fund or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by an authorized person or persons;

(v)                                 the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)                              the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent;

(vii)                           all actions relating to the transmission of Fund, Portfolio or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)                        any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2                               At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel (who may, after prior consent from the Fund, be external Fund counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund on behalf of the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.3                               In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim.  The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name.  The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent which shall not be unreasonably withheld.

8.                                      ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

8.1                               Delivery of Documents.  The Fund shall promptly furnish to the Transfer Agent the following:

(i)                                     A certificate of the Secretary of the Fund certifying the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)                                  A copy of the Fund’s articles of organization or declaration of trust and by-laws and all amendments thereto.

(iii)                               As used in this Agreement, the term “Governing Documents” means the Fund’s articles of organization or declaration of trust and by-laws, as applicable, and Registration Statement.

8.2                               Certificates, Checks, Facsimile Signature Devices.  The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3                               Records.  The Transfer Agent shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all such records shall at all times remain the property of the Fund and shall be readily accessible during the regular business hours of the Transfer Agent, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Transfer Agent further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

9.              CONFIDENTIALITY AND PRIVACY

9.1                               The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except:  (i) as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure or (ii) at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2                               The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.                               EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending October 17, 2019 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Fund or such Portfolio) and shall reimburse the Transfer Agent for its costs, expenses and disbursements.  Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s or such Portfolio’s records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or such Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable, (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.

11.                               ADDITIONAL PORTFOLIOS

In the event that the Fund establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

12.                               ASSIGNMENT

12.1                        Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2                        Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund on behalf of the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund on behalf of the Portfolios.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3                        This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.  Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.                               SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with a transfer agent duly registered pursuant to Section 17A(c)(2) of the 1934 Act including, but not limited to:  (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”), (ii) a BFDS subsidiary or affiliate, or (iii) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that compensation of such subcontractor shall be paid by the Transfer Agent and the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

14.                               MISCELLANEOUS

14.1                        Amendment.  This Agreement may be amended or modified by a written agreement executed by both parties.

14.2                        Massachusetts Law to Apply.  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflict of laws rules.

14.3                        Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4                        Data Protection.  The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, trustees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

If the Transfer Agent discovers that an unauthorized disclosure of the personal information in the possession of the Transfer Agent or its agents has occurred which requires notification to the Fund under applicable law, then the Transfer Agent will, as soon as practicable, (i) notify the Fund of such unauthorized disclosure to the extent required by applicable law, (ii) investigate and address the unauthorized disclosure, and (iii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar unauthorized disclosures.

14.5                        Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6                        Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7                        Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8                        Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.  Any waiver must be in writing signed by the waiving party.

14.9                        Entire Agreement.  This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.11                 Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12                 Notices.  Any notice instruction or other communication required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)                                 If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: Senior Vice President and Senior Managing Counsel

Facsimile: (617) 662-2702

(b)                                 If to the Fund, to:

HIMCO VARIABLE INSURANCE TRUST

One Hartford Plaza

Hartford, CT 06155

Attn:  Matthew J. Poznar, President

Telephone:  860-297-6436

Facsimile:  860-297-8884

E-mail:  mpoznar@himco.com

With a copy to:

HIMCO Variable Insurance Trust

One Hartford Plaza

Hartford, CT 06155

Attn:  Brenda Page, Chief Legal Officer

Telephone:  860-297-6444

Facsimile:  860-297-8892

E-mail:  brenda.page@thehartfod.com

14.13                 The Parties.  All references herein to the “Portfolio” are to the individual series or portfolio of the Fund, or to the Fund on behalf of the individual series or portfolio, as appropriate.  Any reference in this Agreement to “the parties” shall mean the Transfer Agent and the Fund.

14.14                 Insurance.  The Transfer Agent shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Transfer Agent under this Agreement.  Upon the Fund’s reasonable request, which in no event shall be more than once annually, the Transfer Agent shall furnish to the Fund a summary of the Transfer Agent’s applicable insurance coverage.

14.15                 Interpretive and Other Provisions.  In connection with the operation of this Agreement, the Transfer Agent and the Fund on behalf of each of the Portfolios,

may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.16                 Employment of Others.  The Transfer Agent may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Transfer Agent, as the Transfer Agent may deem desirable to assist it in performing its duties under this Agreement without the consent of the Fund; provided, however, that the compensation of such person or persons shall be paid by the Transfer Agent and that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

14.17                 Limitation of Liability of the Trustees and Shareholders.  This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers, employees, agents or shareholders of the Fund individually.  Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Fund and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

[Remainder of Page Intentionally Left Blank]

                                                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:

	Name:	Michael F. Rogers

	Title:	Executive Vice President

HIMCO VARIABLE INSURANCE TRUST

By:

	Name:	Matthew J. Poznar

	Title:	President

SCHEDULE A

TO

TRANSFER AGENCY AND SERVICES AGREEMENT

LIST OF PORTFOLIOS

PORTFOLIOS OF HIMCO VARIABLE INSURANCE TRUST

                                                HIMCO VIT Index Fund (Class IA and IB Shares)

                                                HIMCO VIT Portfolio Diversifier Fund (Class IB Shares)

                                                HIMCO VIT American Funds Growth Fund (Class IB Shares)

                                                HIMCO VIT American Funds Growth-Income Fund (Class IB Shares)

                                                HIMCO VIT American Funds International Fund ( Class IB Shares)

                                                HIMCO VIT American Funds New World Fund (Class IB Shares)

                                                HIMCO VIT American Funds Asset Allocation Fund (Class IB Shares)

                                                HIMCO VIT American Funds Blue Chip Income and Growth Fund (Class IB Shares)

                                                HIMCO VIT American Funds Bond Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Bond Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Growth and Income Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Growth Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Small Capitalization Fund (Class IB Shares)